EXECUTION VERSION                                                                                  EXHIBIT 10.1

EXCHANGE AGREEMENT

by and

among

GROW CAPITAL, INC.,

a Nevada corporation;

PERA LLC, a Nevada limited liability company;

THE MEMBERS OF PERA LLC

and

ERIC TARNO,

as Members’ Representative

Dated as of August 3, 2020

i

TABLE OF CONTENTS

Page

ARTICLE 1 DESCRIPTION OF TRANSACTION1

1.1.Structure of the Exchange1

1.2.Effects of the Exchange1

1.3.Closing; Effective Time2

1.4.Conversion of PERA Securities2

1.5.PERA Ownership Interest Certificates; Delivery of Shares.3

1.6.Closing of PERA’s Transfer Books3

1.7.Further Action3

1.8.Tax Consequences3

1.9.Transfer Ledger4

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF PERA AND THE PERA MEMBERS6

2.1.Subsidiaries; Due Organization; Organizational Documents6

2.2.Authority7

2.3.Non-Contravention; Consents8

2.4.Capitalization8

2.5.Financial Statements9

2.6.Absence of Changes9

2.7.Title to Assets9

2.8.Real Property; Leaseholds10

2.9.Intellectual Property10

2.10.Material Contracts13

2.11.Undisclosed Liabilities14

2.12.Compliance; Permits; Restrictions14

2.13.Tax Matters15

2.14.Employee and Labor Matters; Benefit Plans17

2.15.Environmental Matters20

2.16.Insurance21

2.17.Legal Proceedings; Orders21

2.18.Inapplicability of Anti-takeover Statutes22

2.19.No Financial Advisor22

2.20.Disclosure22

2.21.Related Party Transactions22

2.22.Bank Accounts; Deposits.22

2.23.Employment Matters.23

2.24.Exclusivity of Representations; Reliance23

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF GC23

3.1.Subsidiaries; Due Organization; Organizational Documents24

3.2.Authority24

3.3.Non-Contravention; Consents25

3.4.Capitalization25

3.5.SEC Filings; Financial Statements26

3.6.Absence of Changes27

3.7.Title to Assets27

3.8.Real Property27

3.9.Intellectual Property28

3.10.Material Contracts28

3.11.Undisclosed Liabilities28

3.12.Compliance; Permits; Restrictions28

3.13.Tax Matters29

3.14.Employee and Labor Matters29

3.15.Environmental Matters30

3.16.Legal Proceedings; Orders30

3.17.Inapplicability of Anti-takeover Statutes31

3.18.No Financial Advisor31

3.19.Disclosure31

3.20.Valid Issuance31

3.21.Exclusivity of Representations; Reliance31

ARTICLE 4 CERTAIN COVENANTS OF THE PARTIES32

4.1.Access and Investigation32

4.2.Operation of GC’s Business33

4.3.Operation of PERA’s Business33

4.4.Notification of Certain Matters35

4.5.No Solicitation36

ARTICLE 5 ADDITIONAL AGREEMENTS OF THE PARTIES37

5.1.PERA Member Approval; Pre-Emptive Rights Waiver.37

5.2.Regulatory Approvals38

5.3.Additional Agreements38

5.4.Disclosure39

5.5.Quotation39

5.6.Tax Matters39

5.7.Legends40

5.8.Cooperation40

5.10.Section 16 Matters40

5.11.Takeover Statutes40

5.12.Non-Competition40

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY41

6.1.No Restraints41

6.2.Quotation41

6.3.No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business41

ARTICLE 7 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF GC41

7.1.Accuracy of Representations41

7.2.Performance of Covenants42

7.3.No PERA Material Adverse Effect42

7.4.Agreements and other Documents42

ARTICLE 8 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PERA42

8.1.Accuracy of Representations42

8.2.Performance of Covenants43

8.3.No GC Material Adverse Effect43

8.4.Documents43

ARTICLE 9 TERMINATION43

9.1.Termination43

9.2.Effect of Termination44

9.3.Expenses; Termination Fees44

ARTICLE 10 INDEMNIFICATION45

10.1.Survival of Representations and Warranties45

10.2.Indemnification by PERA Members46

10.3.Indemnification by GC46

10.4.Indemnification Procedures46

ARTICLE 11 MISCELLANEOUS PROVISIONS48

11.1.Non-Survival of Representations and Warranties48

11.2.Amendment48

11.3.Waiver48

11.4.Entire Agreement; Counterparts; Exchanges by Facsimile48

11.5.Applicable Law; Jurisdiction49

11.6.Attorneys’ Fees49

11.7.Assignability; No Third-Party Beneficiaries49

11.8.Notices49

11.9.Severability50

11.10.Other Remedies; Specific Performance50

11.11.Construction51

EXHIBITS AND SCHEDULES

Exhibits:
Exhibit A	Definitions
Exhibit B	Target Revenue
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Ledger A

Schedules:
GC Disclosure Schedule
PERA Disclosure Schedule

v

INDEX OF DEFINED TERMS

2015 GC Plan25

2015 Plans25

2015 Stock Plan25

Acquisition Agreement36

Acquisition InquiryA-1

Acquisition ProposalA-1

Acquisition TransactionA-1

Actual RevenueA-2

AffiliatesA-2

Agreement1

Annual PERA Financials9

Business DayA-2

Closing2

Closing Date2

COBRAA-2

CodeA-2

ConsentA-2

Contemplated TransactionsA-2

ContractA-2

Direct Claim47

Earn-Out Event4

Earn-Out Payment4

Earn-Out PeriodA-2

Earn-Out SharesA-2

Earn-Out Shortfall4

Earn-Out Statement4

EffectA-3

Effective Time2

EncumbranceA-3

EntityA-3

Environmental LawA-3

ERISAA-3

Exchange1

Exchange ActA-3

Exchange Consideration2

Exchange RatioA-3

Exchange SharesA-3

FINRAA-3

First Earn-Out Exchange AmountA-3

First Earn-Out PeriodA-4

First Earn-Out Period Commencement DateA-4

First Earn-Out Period End DateA-4

First Earn-Out Shares4

GAAP9

GC1

GC Audited Balance SheetA-4

GC Board of DirectorsA-4

GC Capital StockA-4

GC Common Stock25

GC ContractA-4

GC Disclosure Schedule23

GC Fundamental Representations45

GC Indemnitees45

GC IP RightsA-4

GC Leases27

GC Material Adverse EffectA-4

GC Material Contracts27

GC OptionsA-5

GC Owned Real EstateA-5

GC Permits28

GC Regulatory Permits29

GC SEC Documents26

GC StockholderA-5

GC StockholdersA-5

GC Subsidiaries23

GC VWAPA-5

GC VWAP Stock PriceA-6

Governmental AuthorizationA-6

Governmental BodyA-6

Hazardous MaterialsA-6

Indemnified Party46

Indemnifying Party46

Insurance Policies21

Intellectual PropertyA-6

Interim PERA Financials9

IRSA-6

KnowledgeA-7

Legal ProceedingA-7

Legal RequirementA-7

Liability14

Members’ RepresentativeA-7

Multiemployer PlanA-7

Multiple Employer PlanA-7

Neutral AccountantA-7

Notice of Earn-Out Disagreement5

NRSA-7

Ordinary Course of BusinessA-7

Outside Date43

PartiesA-8

PartyA-8

PERA1

PERA AffiliateA-8

PERA AssociateA-8

PERA Balance Sheet9

PERA Balance Sheet Date9

PERA Charter Documents7

PERA ContractA-8

PERA Disclosure Schedule6

PERA Employee Plan17

PERA Financials9

PERA Fundamental Representations45

PERA Interim Balance Sheet9

PERA Interim Balance Sheet Date9

PERA IP RightsA-8

PERA IP Rights AgreementA-8

PERA Leases10

PERA Material Adverse EffectA-9

PERA Material Contract13

PERA Material Contracts13

PERA Member Indemnitees45

PERA Members1

PERA Ownership Interests1

PERA Permits15

Permitted EncumbranceA-9

PersonA-10

Pre-Closing Period31

Pre-Emptive Rights Waiver37

Registration Rights AgreementA-10

RepresentativesA-10

SECA-10

Second Earn-Out Exchange AmountA-10

Second Earn-Out PeriodA-10

Second Earn-Out Shares4

Securities ActA-10

SubsidiaryA-10

TaxA-10

Tax ReturnA-10

Third Earn-Out Exchange AmountA-11

Third Earn-Out PeriodA-11

Third Earn-Out Shares4

Third Party Claim46

Transfer Ledger4

Transfer Taxes39

Treasury RegulationsA-11

WARNA-11

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of August 3, 2020, by and among GROW CAPITAL, INC., a Nevada corporation (“GC”), PERA LLC, a Nevada limited liability company (“PERA”), THE MEMBERS OF PERA (each a “PERA Member” and collectively, the “PERA Members”) and ERIC TARNO, an individual in his capacity as a representative of the PERA Members (“Members’ Representative”). GC, PERA, the Members’ Representative and the PERA Members may each be referred to herein individually as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.GC and PERA intend to effect an exchange (the “Exchange”) whereby the PERA Members will convey all of the right, title and interest in and to all of the issued and outstanding membership interests in PERA (the “PERA Ownership Interests”) in exchange for authorized shares of voting GC Common Stock in accordance with this Agreement, the Nevada Revised Statutes and applicable federal law.

B.The Parties intend that the Exchange qualify as a “reorganization” under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

C.The GC Board of Directors: (i) has determined that the Exchange is fair to, and in the best interests of, GC and the GC Stockholders; and (ii) has deemed advisable and approved this Agreement, the Exchange and the other actions contemplated by this Agreement.

D.The PERA Members: (i) have determined that the Exchange is advisable and fair to, and in the best interests of, PERA and the PERA Members; and (ii) have deemed advisable and approved this Agreement and other actions contemplated by this Agreement.

E.The PERA Members own all of the PERA Ownership Interests.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

Article 1

DESCRIPTION OF TRANSACTION

1.1.Structure of the Exchange. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time, PERA shall become a wholly-owned subsidiary of GC.

1.2.Effects of the Exchange. The Exchange shall have the effects set forth in this Agreement and in the applicable provisions of the NRS.

1.3.Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, 0 and 0, the closing of the Exchange (the “Closing”) shall take place at the offices of Seyfarth Shaw LLP, 700 Milam, Suite 1400, Houston, Texas 77002, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6, 0 and 0, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as GC and PERA may mutually agree in writing or the Closing shall be effectuated by the exchange via electronic mail of executed PDF versions of this Agreement and any other Closing documents listed or referenced herein. The date on which the Closing actually takes place is referred to as the “Closing Date”. The Exchange will become effective on the Closing Date (the “Effective Time”).

1.4.Conversion of PERA Securities.

At the Effective Time, by virtue of the Exchange and without any further action on the part of GC, PERA or any PERA Member:

(i)ONE HUNDRED PERCENT (100%) of the PERA Ownership Interests shall transfer to Grow Capital, Inc. as set forth in Ledger A, attached hereto and hereby incorporated by reference.

(ii)subject to Section 1.4(c), each PERA Ownership Interest outstanding immediately prior to the Effective Time shall be converted solely into the right to receive a number of shares of GC Common Stock equal to the Exchange Ratio (collectively, the “Exchange Consideration”), with such number of shares as set forth in Ledger A, to be delivered in accordance with Section 1.5.

(iii)unissued PERA Ownership Interests immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(b)If any PERA Ownership Interests outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted membership interest purchase agreement or other agreement with PERA, then the shares of GC Common Stock issued in exchange for such PERA Ownership Interest will to the same extent be unvested or subject to the same repurchase option or risk of forfeiture, and the book-entry shares of GC Common Stock shall accordingly be marked with appropriate legends. PERA shall take all actions that may be necessary to ensure that, from and after the Effective Time, GC is entitled to exercise any such repurchase option or other right set forth in any such restricted membership interest purchase agreement or other agreement.

(c)No fractional shares of GC Common Stock shall be issued in connection with the Exchange, and no certificates or scrip for any such fractional shares shall be issued. Any PERA Member who would otherwise be entitled to receive a fraction of a share of GC Common Stock (after aggregating all fractional shares of GC Common Stock issuable to such holder) shall, in lieu of such fraction of a share, receive an amount of GC Common Stock as rounded up or down to the nearest whole number.

(d)If, between the date hereof and the Effective Time, the outstanding GC Common Stock have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the PERA Members the same economic effect as contemplated by this Agreement prior to such event.

1.5.PERA Ownership Interest Certificates; Delivery of Shares.

(a)To the extent applicable, at the Effective Time, PERA shall deliver to GC all membership interest certificates, if any, evidencing the PERA Ownership Interests, free and clear of all Encumbrances, duly endorsed in blank and/or accompanied by instruments of transfer duly executed in blank, with all required transfer tax stamps affixed thereto.

(b)At the Effective Time, GC shall instruct its transfer agent to issue to each Person who was a record holder of PERA Ownership Interests immediately prior to the Effective Time, as set forth on the Transfer Ledger, its respective number of shares of GC Common Stock equal to the Exchange Ratio, as rounded to account for any fractional shares, in book-entry form bearing a restrictive legend that the shares were issued in reliance upon the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof.

1.6.Closing of PERA’s Transfer Books. At the Effective Time: (a) all PERA Ownership Interests outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.4(a), and all holders of PERA Ownership Interests that were outstanding immediately prior to the Effective Time shall cease to have any rights as PERA Members; and (b) the transfer books of PERA shall be closed with respect to all PERA Ownership Interests outstanding immediately prior to the Effective Time. No further transfer of any such PERA Ownership Interests shall be made on such stock transfer books after the Effective Time.

1.7.Further Action. If, at any time after the Effective Time, any further action is determined by GC to be necessary or desirable to carry out the purposes of this Agreement or to vest GC with full right, title and possession of and to all rights and property of PERA, then the officers and directors of GC shall be fully authorized, and shall use their commercially reasonable efforts (in the name of PERA and otherwise) to take such action.

1.8.Tax Consequences.

(a)For federal income Tax purposes, the Exchange is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(b)If there is a final determination by the IRS that the Exchange does not constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, the PERA Members shall forfeit, on a pro rata basis, the number of shares of GC Common Stock equal in value to the adverse tax consequences suffered by GC as a result of the IRS’ determination, as determined by the Exchange Ratio.

1.9.Transfer Ledger. PERA will prepare and deliver to GC on the Closing Date a statement signed by the President of PERA in a form substantially similar to Ledger A, which sets forth a true and complete list, as of immediately prior to the Effective Time of: (a) the PERA Members; (b) the percentage amount of PERA Ownership Interests owned by each PERA Member; (c) the portion of the Exchange Consideration each such PERA Member is entitled to receive pursuant to Section 1.4; and (d) any other information required by GC’s transfer agent (the “Transfer Ledger”).

1.10.Earn-Out Shares

(a)Earn-Out Payments. As additional consideration for the PERA Ownership Interests, GC shall issue to PERA Members, pro rata in accordance with their PERA Ownership Interests, the following additional amounts of GC Common Stock (each an “Earn-Out Payment”) upon the achievement by PERA of the following events (each, an “Earn-Out Event”):

(i)a number of shares of GC Common Stock equal to the First Earn-out Exchange Amount upon PERA achieving 100% or more of Target Revenue for the First Earn-Out Period, as set forth on Exhibit B (the “First Earn-Out Shares”);

(ii)a number of shares of GC Common Stock equal to the Second Earn-out Exchange Amount upon PERA achieving 100% or more of Target Revenue for the Second-Earn-Out Period, as set forth on Exhibit B (the “Second Earn-Out Shares”); and

(iii)a number of shares of GC Common Stock equal to the Third Earn-out Exchange Amount upon PERA achieving 100% or more of Target Revenue for the Third Earn-Out Period, as set forth on Exhibit B (the “Third Earn-Out Shares”).

(b)Earn-Out Payment Catch-Up.  If the Target Revenue for any Earn-Out Period is not met by PERA (the amount by which such Target Revenue is not met for an Earn-Out Period, an “Earn-Out Shortfall”), then no Earn-Out Shares shall be issued for such Earn-Out Period.  Notwithstanding the preceding sentence, if the Target Revenue for an Earn-Out Period is not met by PERA, but the Earn-Out Shortfall for such Earn-Out Period and the Target Revenue for the immediately following Earn-Out Period are both met in the immediately following Earn-Out Period, GC shall issue the Earn-Out Shares for both of such Earn-Out Periods.  If such Earn-Out Shortfall is not met by PERA during the immediately following Earn-Out Period, but the Earn-Out Shortfall and the Target Revenue for the subsequent Earn-Out Period are both met in the subsequent Earn-Out Period, GC shall issue the Earn-Out Shares for both of such Earn-Out Periods.  The making up of an Earn-Out Shortfall as contemplated herein plus the achievement of such event together with Section 1.10(a)(i), (ii) and (iii) above shall be an “Earn-Out Event”.  Amounts over the Target Revenue for an Earn-Out Period shall be applied to any outstanding Earn-Out Shortfall from the First Earn-Out Period until met, then any outstanding Earn-Out Shortfall from the Second Earn-Out Period.

(c)Procedure to Determine Earn-Out.

(i)On or before sixty (60) days following the end of each Earn-Out Period, GC shall prepare and deliver to the Members’ Representative a statement (the “Earn-Out Statement”) setting forth GC’s calculation of the Actual Revenue of PERA for such Earn-Out Period.  Unless the Members’ Representative disputes in good faith GC's calculation of the Actual Revenue in accordance with the provisions of Section 1.10(c)(ii), GC's determination thereof shall be conclusive and binding upon the Parties. GC shall make available to the Members’ Representative all books and records maintained by GC as the Members’ Representative may reasonably require in order to review and confirm GC's calculation of the Actual Revenue as set forth in the Earn-Out Statement.

(ii)The Earn-Out Statement and GC's calculation of the Actual Revenue shall become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by the Members’ Representative unless the Members’ Representative gives written notice of the PERA Members’ good faith disagreement (a “Notice of Earn-Out Disagreement”) to GC prior to such date. Any Notice of Earn-Out Disagreement shall specify in reasonable detail the basis upon which the PERA Members dispute in good faith GC's calculation of the Actual Revenue.

(iii)If a timely Notice of Earn-Out Disagreement is received by GC, then the Earn-Out Statement shall become final and binding upon the Parties on the earlier of (A) the date GC and the Members’ Representative resolve in writing any differences they have with respect to the Earn-Out Statement; and (B) the date all remaining applicable differences they have with respect to the applicable Earn-Out Statement are finally resolved in writing by the Neutral Accountant pursuant to Section 1.10(c)(iv).  During the fifteen (15) days immediately following the delivery of a Notice of Earn-Out Disagreement, GC and the Members’ Representative shall consult in good faith to resolve in writing any differences they have with respect to the Earn-Out Statement. During such 15-day consultation period, GC shall make available to the Members’ Representative all books and records maintained by GC as Members’ Representative may reasonably require in order for the PERA Members to review and confirm GC's calculation of the Actual Revenue as set forth in the Earn-Out Statement.

(iv)At the end of such 15-day consultation period, if GC and the Members’ Representative have not resolved all applicable differences they have with respect to the Earn-Out Statement, GC and the Members’ Representative shall submit any and all differences they have with respect to the Earn-Out Statement which remain unresolved to the Neutral Accountant. GC and the Members’ Representative shall direct the Neutral Accountant to work to resolve such differences promptly and, in any event, within thirty (30) days from the date the dispute is submitted to the Neutral Accountant. Any matter in the Earn-Out Statement on which GC and the Members’ Representative do not differ and which is not specifically referred to the Neutral Accountant pursuant to this Section 1.10(c) shall be deemed final and binding on the Parties (as set forth in the Earn-Out Statement or as otherwise agreed to in writing by GC and the Members’ Representative). The Neutral Accountant shall finalize the calculation of the Actual Revenue by selecting an amount equal to GC's position as set forth in the Earn-Out Statement or the Members’ Representative's position as set forth in the Notice of Earn-Out Disagreement. The Neutral Accountant shall act as an arbitrator to determine only the Actual Revenue, and shall make such determination based solely on presentations by GC and the Members’ Representative (and not by independent review). The determination of the Actual Revenue by the Neutral Accountant shall be binding on the Parties and shall be non-appealable.

(v)All fees and expenses of the Neutral Accountant in connection with this Section 1.10(c) shall be borne, as applicable: (A) by the PERA Members, if the Neutral Accountant selects GC's calculation of the Actual Revenue as set forth in the Earn-Out Statement; or (B) if this Section 1.10(c)(v) is not applicable, by GC.

(d)Issuance of Earn-Out Shares by GC.  Within ten (10) days of determination of the final Actual Revenue in accordance with Section 1.10(c) with respect to an Earn-Out Period, if an Earn-Out Event has thereby been achieved, GC shall instruct its transfer agent to issue to each PERA Member, as set forth on the Transfer Ledger, its respective number of shares of Earn-Out Shares for such corresponding Earn-Out Period, as rounded up or down to the nearest whole number to account for any fractional shares, in book-entry form bearing a restrictive legend that the shares were issued in reliance upon the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof.

(e)Post-closing Operation of PERA. Subject to the terms of this Agreement, subsequent to the Closing, GC shall have sole discretion with regard to all matters relating to the operation of PERA; provided, that GC shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding any of the Earn-Out Payments hereunder. Each PERA Member acknowledges that (i) there is no assurance that PERA Members will receive any Earn-Out Payment and GC has not promised any Earn-Out Payment, and (ii) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship.

(f)No Security. The Parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in GC, (ii) PERA Members shall not have any rights as a security holder of GC as a result of PERA Members’ contingent right to receive any Earn-Out Payment hereunder, and (iii) no interest is payable with respect to any Earn-Out Payment.

Article 2

REPRESENTATIONS AND WARRANTIES OF PERA AND THE PERA MEMBERS

PERA and each PERA Member jointly and severally, represent and warrant to GC as follows, except as set forth in the written disclosure schedule delivered by PERA to GC (the “PERA Disclosure Schedule”) (it being understood that the representations and warranties in this Article 2 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the PERA Disclosure Schedule corresponding to the particular section or subsection in this Article 2 in which such representation and warranty appears; and (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the PERA Disclosure Schedule by reference to another section or subsection of the PERA Disclosure Schedule):

2.1.Subsidiaries; Due Organization; Organizational Documents.

(a)Except as set forth on Section 2.1(a) of the PERA Disclosure Schedule, PERA has no Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Entity. PERA has not agreed nor is obligated to make, nor is bound by any

Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. PERA has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)PERA is a limited liability company duly formed, validly existing and in good standing under the laws of Nevada and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all PERA Contracts.

(c)PERA is qualified to do business as a foreign limited liability company and is in good standing under the laws of all jurisdictions where the nature of its business requires such qualification. Section 2.1(c) of the PERA Disclosure Schedule sets forth each jurisdiction in which PERA is qualified to do business.

(d)Each manager and officer of PERA as of the date of this Agreement is set forth in Section 2.1(d) of the PERA Disclosure Schedule.

(e)PERA has delivered or made available to GC accurate and complete copies of (i) the articles of organization, operating agreement and all other charter and organizational documents, including all currently effective amendments thereto for PERA (collectively, the “PERA Charter Documents”) and (ii) any code of conduct or similar policy adopted by PERA. PERA has not taken any action in breach or violation of any of the provisions of the PERA Charter Documents nor is in breach or violation of the PERA Charter Documents.

2.2.Authority.

(a)PERA has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The PERA Members have: (i) determined that the Exchange is fair to, and in the best interests of PERA and the PERA Members; and (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions. This Agreement has been duly executed and delivered by PERA and, assuming the due authorization, execution and delivery by GC, constitutes the legal, valid and binding obligation of PERA, enforceable against PERA in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)Each PERA Member has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.  This Agreement has been duly executed and delivered by each PERA Member and, assuming the due authorization, execution and delivery by GC, constitutes the legal, valid and binding obligation of each PERA Member, enforceable against each PERA Member in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3.Non-Contravention; Consents.

(a)The execution and delivery of this Agreement by PERA and the PERA Members does not, and the performance of this Agreement by PERA will not, (i) conflict with or violate the PERA Charter Documents; (ii) any agreement to which such PERA Member is a party, or by which such PERA Member or such PERA Member’s assets are bound or affected; (iii) subject to compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any Legal Requirement applicable to PERA or by which its properties is bound or affected; or (iv) except as listed on this Section 2.3(a) of the PERA Disclosure Schedule, require PERA to make any filing with or give any notice or make any payment to a Person, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair PERA’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of PERA pursuant to, in each case, any PERA Material Contract.

(b)No material Consent, order of, or registration, declaration or filing with, any Governmental Body is required by or with respect to PERA in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

2.4.Capitalization.

(a)The PERA Members are the record owners of and have good and valid title to the PERA Ownership Interests, free and clear of all Encumbrances. The PERA Ownership Interests constitute 100% of the total issued and outstanding membership interests in PERA. All of the PERA Ownership Interests have been duly authorized and validly issued and are fully paid and non-assessable. Section 2.4(a) of the PERA Disclosure Schedule lists, as of the date of this Agreement each record holder of issued and outstanding PERA Ownership Interests and the percentage of PERA Ownership Interests held by such holder. Upon consummation of the Contemplated Transactions, GC shall own all of the PERA Ownership Interests, free and clear of all Encumbrances.

(b)PERA does not have any membership interest option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(c)There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any securities of PERA; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of PERA; (iii) Contract under which PERA is or may become obligated to sell or otherwise issue any securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any securities of PERA. There are no outstanding or authorized phantom equity, profit participation, equity-based or other similar rights with respect to PERA.

(d) Except as listed on Section 2.3(a) of the PERA Disclosure Schedule, (i) none of the PERA Ownership Interests are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the PERA Ownership Interests are subject to any right of first refusal in favor of PERA; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of PERA having a right to vote on any matters on which the PERA Members have a right to vote; (iv) there is no PERA Contract to which PERA is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any PERA Ownership Interest; and (v) PERA is not under any obligation or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any PERA Ownership Interests or other securities.

(e)All outstanding PERA Ownership Interests have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

2.5.Financial Statements.  PERA has made available or delivered to GC accurate, true and complete copies of (i) PERA’s unaudited balance sheet at December 31, 2019; (ii) PERA’s unaudited profit and loss and cash flow statement for the year ended December 31, 2019 (the “Annual PERA Financials”); and (iii) unaudited financial statements consisting of the balance sheet of PERA as at April 30, 2020, and the related statements of income and retained earnings, equity and cash flow for the four-month period then ended (the “Interim PERA Financials” and together with the Annual PERA Financials, the (“PERA Financials”)). The PERA Financials have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis throughout the period involved, subject, in the case of the Interim PERA Financials, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The PERA Financials are based on the books and records of PERA and present the financial condition of PERA as of the respective dates they were prepared and the results of the operations of PERA for the periods indicated to the best of PERA’s Knowledge. The balance sheet of PERA as of December 31, 2019, is referred to herein as the “PERA Balance Sheet” and the date thereof as the “PERA Balance Sheet Date” and the balance sheet of PERA as of April 30, 2020, is referred to herein as the “PERA Interim Balance Sheet” and the date thereof as the “PERA Interim Balance Sheet Date.”

2.6.Absence of Changes. Except as set forth in Section 2.6 of the PERA Disclosure Schedule, between January 1, 2020, and the date of this Agreement, PERA has conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had a PERA Material Adverse Effect or (b) any action, event or occurrence that would have required consent of GC pursuant to Section 4.3(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.7.Title to Assets. Except with respect to material PERA IP Rights, which are covered in Section 2.9, PERA owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the PERA Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of PERA; and (iii) liens listed in Section 2.7 of the PERA Disclosure Schedule.

2.8.Real Property; Leaseholds. PERA does not currently own and has never owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 2.8 of the PERA Disclosure Schedule (the “PERA Leases”), which are each in full force and effective, with no existing material default thereunder. PERA has delivered or made available to GC accurate and complete copies of the PERA Leases.

2.9.Intellectual Property.

(a)Except as set forth in Section 2.9(a) of the PERA Disclosure Schedule, PERA, owns, has validly licensed, or has the right to use all PERA IP Rights.

(b)Section 2.9(b) of the PERA Disclosure Schedule is an accurate, true and complete listing of: (i) all PERA IP Rights that are subject to any issuance, registration, or application by or with any Governmental Body or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names, and copyrights, and pending applications for any of the foregoing; (ii) all unregistered trademarks included in the PERA IP Rights; and (iii) all other PERA IP Rights used or held for use in PERA’s or any of its Affiliates' business as currently conducted and as proposed to be conducted.

(c)Section 2.9(c) of the PERA Disclosure Schedule accurately identifies (i) all material PERA IP Rights licensed to PERA (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software or (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of PERA’s products or services (B) any Intellectual Property licensed ancillary to the purchase or use of equipment or other materials, and (C)(1) agreements between PERA and its respective employees and consultants or (2) non-disclosure or other template agreements entered into in the Ordinary Course of Business); (ii) the corresponding PERA Contracts pursuant to which such PERA IP Rights are licensed to PERA; and (iii) whether the license or licenses granted to PERA are exclusive or non-exclusive.

(d)Section 2.9(d) of the PERA Disclosure Schedule accurately identifies each material PERA Contract pursuant to which any Person (other than PERA) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any PERA IP Rights (other than (i) any non-disclosure or other template agreements entered into in the Ordinary Course of Business, and/or (ii) other non-exclusive licenses entered into in the Ordinary Course of Business). PERA is not bound by, and no PERA IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of PERA to use, exploit, assert or enforce any PERA IP Rights anywhere in the world, in each case as would materially limit the business of PERA as currently conducted or planned to be conducted.

(e)Except as identified on Section 2.9(e) of the PERA Disclosure Schedule, PERA exclusively owns all right, title, and interest to and in the PERA IP Rights (other than (i) PERA IP Rights exclusively and non-exclusively licensed to PERA, as identified in Section 2.9(c) of the PERA Disclosure Schedule, (ii) any non-customized software that (A) is licensed to PERA solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of PERA’s products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing, to PERA’s Knowledge:

(i)PERA possesses all documents and instruments necessary to register or apply for or renew registration of all PERA IP Rights.

(ii)To the Knowledge of PERA, no current or former member, manager, officer, director, employee or contractor of PERA has any claim, right (whether or not currently exercisable), or interest to or in any PERA IP Rights. To the Knowledge of PERA, no employee or contractor of PERA is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for PERA or (b) in breach of any Contract with any current or former employer or other Person concerning PERA IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising PERA IP Rights.

(iii)No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any PERA IP Rights in which PERA has an ownership interest.

(iv)PERA has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in the PERA IP Rights and all other proprietary information that PERA holds, or purports to hold, as a trade secret.

(v)PERA has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any PERA IP Rights to any other Person.

(vi)The PERA IP Rights constitute all Intellectual Property necessary for PERA to conduct its business as currently conducted or planned to be conducted.

(vii)The consummation of the transactions contemplated by this Agreement will neither result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any PERA IP Rights Agreements, nor give any third party to any such PERA IP Rights Agreement the right to do any of the foregoing. Following the Closing, GC and PERA will be permitted to exercise all of the rights of PERA under such agreements to the same extent PERA would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that PERA would otherwise be required to pay.

(f)PERA has delivered, or made available to GC, a complete and accurate copy of all PERA IP Rights Agreements. PERA is not a party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any PERA IP Rights or impair the right of PERA or GC and the GC Subsidiaries to use, sell or license or enforce any PERA IP Rights or portion thereof. With respect to each of the PERA IP Rights Agreements: (i) each such agreement is valid and binding on PERA and in full force and effect; (ii) PERA has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither PERA nor, to the Knowledge of PERA, any other party to any such agreement, is in breach or default thereof in any material respect.

(g)PERA has disclosed in correspondence to GC the third-party patents and patent applications found during all freedom to operate searches that were conducted by PERA or third parties related to any product or technology currently licensed or sold or under development by PERA. To the Knowledge of PERA, (i) no third party is infringing upon or misappropriating, or violating any license or agreement with PERA relating to, any PERA IP Rights and, (ii) PERA does not infringe or misappropriate any Intellectual Property right of any other party, nor have any claims been made that PERA infringes or misappropriates any Intellectual Property right of any other party. Except as set forth in Section 2.17 of the PERA Disclosure Schedule, there is no current or, to the Knowledge of PERA, pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any PERA IP Rights, nor has PERA received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently in development or sold by PERA conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(h)Each item of PERA IP Rights that is solely owned by PERA is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of PERA IP Rights in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not constitute a PERA Material Adverse Effect.

(i)Except as set forth in Section 2.9(i) of the PERA Disclosure Schedule, to the Knowledge of PERA, (i) no trademark (whether registered or unregistered) or trade name owned, used, or applied for by PERA conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person, and (ii) none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which PERA has or purports to have an ownership interest has been impaired.

(j)Except as set forth in Section 2.9(j) of the PERA Disclosure Schedule, (i) PERA is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) PERA has not ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

2.10.Material Contracts.

(a)Section 2.10(a) of the PERA Disclosure Schedule lists the following PERA Contracts, effective as of the date of this Agreement (each, a “PERA Material Contract” and collectively, the “PERA Material Contracts”):

(i)each PERA Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)each PERA Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by PERA on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit PERA’s or its successor’s ability to terminate employees at will;

(iii)each PERA Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)each PERA Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)each PERA Contract containing (A) any covenant limiting the freedom of PERA (or, at any time after the Exchange, GC or any of the GC Subsidiaries) to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vi)each PERA Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $20,000 pursuant to its express terms and not cancelable without penalty;

(vii)each PERA Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii)each PERA Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $20,000 or creating any material Encumbrances with respect to any assets of PERA or any loans or debt obligations with officers or directors of PERA;

(ix)any PERA Contract to license any third party to manufacture or produce any product, service or technology of PERA or any Contract to sell, distribute or commercialize any products or service of PERA;

(x)each PERA Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to PERA in connection with the Contemplated Transactions;

(xi)each PERA IP Rights Agreement other than those that are immaterial;

(xii)each PERA Lease; or

(xiii)any other PERA Contract that is not terminable at will (with no penalty or payment) by PERA and (A) which involves payment or receipt by PERA after the date of this Agreement under any such agreement, Contract or commitment of more than $20,000 in the aggregate, or obligations after the date of this Agreement in excess of $20,000 in the aggregate, or (B) that is material to the business or operations of PERA.

(b)PERA has delivered or made available to GC accurate and complete (except for applicable redactions thereto) copies of all PERA Material Contracts, including all amendments thereto. There are no PERA Material Contracts that are not in written form. PERA has not, and to PERA’s Knowledge, as of the date of this Agreement no other party to a PERA Material Contract has, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any PERA Material Contract in such manner as would permit any other party to cancel or terminate any such PERA Material Contract, or would permit any other party to seek damages. As to PERA, as of the date of this Agreement, each PERA Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.11.Undisclosed Liabilities. As of the date of this Agreement, PERA has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the PERA Financials) (each a “Liability”), except for: (a) Liabilities identified as such in the “liabilities” column of the PERA Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by PERA since the PERA Balance Sheet Date in the Ordinary Course of Business and that are not in excess of $20,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of PERA under PERA Contracts, including the reasonably expected performance of such PERA Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities listed in Section 2.11 of the PERA Disclosure Schedule.

2.12.Compliance; Permits; Restrictions.

(a)PERA is, and has been, in compliance with all applicable Legal Requirements except for any non-compliance that would not constitute a PERA Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of PERA, threatened against PERA. There is no Contract, judgment, injunction, order or decree binding upon PERA which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of PERA, any acquisition of material property by PERA or the conduct of business by PERA as currently conducted, (ii) would reasonably be expected to have an adverse effect on PERA’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Exchange or any of the Contemplated Transactions.

(b)PERA holds all required Governmental Authorizations which are material to the operation of the business of PERA (the “PERA Permits”) as currently conducted. Section 2.12(b) of the PERA Disclosure Schedule identifies each PERA Permit. As of the date of this Agreement, PERA is in material compliance with the terms of the PERA Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of PERA, threatened, which seeks to revoke, limit, suspend, or materially modify any PERA Permit. The rights and benefits of each material PERA Permit will be available to PERA and GC immediately after the Effective Time on terms substantially identical to those enjoyed by PERA immediately prior to the Effective Time. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss, suspension, or impairment of the PERA Permits, or require the consent of any Person with respect to the PERA Permits.

2.13.Tax Matters.

(a)Except as set forth in Section 2.13(a) of the PERA Disclosure Schedule, (i) PERA has timely filed all income Tax Returns and other material Tax Returns that it was required to file under applicable Legal Requirements, (ii) all such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements, (iii) PERA is not currently the beneficiary of any extension of time within which to file any Tax Return, and (iv) no claim has ever been made by an authority in a jurisdiction where PERA does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)All Taxes due and owing by PERA on or before the date hereof (whether or not shown on any Tax Return) have been timely paid. Any unpaid Taxes of PERA have been adequately reserved for on the PERA Balance Sheet. Except as set forth in Section 2.13(b) of the PERA Disclosure Schedule, since the PERA Balance Sheet Date, PERA has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)PERA has timely withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party, if any.

(d)There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on PERA’s Interim Balance Sheet) upon any of the assets of PERA.

(e)Except as set forth in Section 2.13(e) of the PERA Disclosure Schedule, no deficiencies for Taxes with respect to PERA have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of PERA. No issues relating to Taxes of PERA were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. PERA has delivered or made available to GC complete and accurate copies of all federal income Tax and all other Tax Returns of PERA (and predecessors) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by PERA (and predecessors), with respect to federal income Tax and all other Taxes. PERA (and its predecessors) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Body with or in respect of PERA.

(f) PERA has not agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(g)PERA has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)PERA is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords, the primary purpose of which does not relate to Taxes.

(i)PERA has never been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is PERA) for federal, state, local or foreign Tax purposes. PERA does not have any Liability for the Taxes of any Person (other than PERA) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j)PERA has not distributed equity of another Person, or has had its membership interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)PERA will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date, (iii) prepaid amount or (iv) election under Section 108(i) of the Code.

(l)PERA has not entered into any transaction which constitutes a “reportable transaction” within the meaning of Section 6011 of the Code (and the Treasury Regulations promulgated thereunder) or of which a main purpose or effect is the avoidance or evasion of a Tax liability or which could be a re-characterized or treated as unenforceable for Tax purposes.

(m)To PERA’s Knowledge, PERA has not taken any action, nor has any Knowledge of any fact or circumstance, that would reasonably be expected to prevent the Contemplated Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(n)Prior to the consummation of the Exchange and the Contemplated Transactions, PERA has executed and filed all required forms and applications to effect a check-the-box election with the IRS electing to classify PERA as an association taxable as a corporation for U.S. federal tax purposes, and PERA has timely executed and filed any and all comparable forms or applications required by any applicable U.S. state or local or similar tax law for PERA to be classified as an association taxable as a corporation under such law.

2.14.Employee and Labor Matters; Benefit Plans.

(a)Section 2.14(a) of the PERA Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of PERA or any PERA Affiliate, or which is maintained by, administered or contributed to by, or required to be contributed to by, PERA or any PERA Affiliate, or under which PERA or any PERA Affiliate has incurred or may incur any liability (each, a “PERA Employee Plan”).

(b)With respect to each PERA Employee Plan, PERA has made available to GC a true and complete copy of, to the extent applicable, (i) such PERA Employee Plan, (ii) in the case of any PERA Employee Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached, (iii) each currently effective trust agreement related to such PERA Employee Plan, (iv) the most recent summary plan description, prospectus or similar employee summary for each PERA Employee Plan, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any PERA Employee Plan, (vi) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three years; (vii) all non-discrimination tests for the most recent three plan years; and (viii) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(c)Each PERA Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of PERA, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such PERA Employee Plan or the exempt status of any related trust.

(d)To PERA’s Knowledge, each PERA Employee Plan has been operated and maintained in compliance, in all material respects, with its terms and, both as to form and operations, with all applicable Legal Requirements, including the Code, any applicable local laws, and ERISA. Neither PERA nor any PERA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the PERA Employee Plans. All contributions required to be made by PERA or any PERA Affiliate to any PERA Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business consistent with past practice).

(e)No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of PERA, is threatened, against or with respect to any PERA Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or other Governmental Body.

(f)Neither PERA nor any PERA Affiliate has announced its intention to modify or amend any PERA Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a PERA Employee Plan.

(g)No PERA Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither PERA nor any PERA Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No PERA Employee Plan is a Multiemployer Plan, and neither PERA nor any PERA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No PERA Employee Plan is a Multiple Employer Plan.

(h)No PERA Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a PERA Employee Plan qualified under Section 401(a) of the Code. Neither PERA nor any PERA Affiliate sponsors or maintains any self-funded employee benefit plan. No PERA Employee Plan is subject to any Legal Requirement of any foreign jurisdiction outside of the United States.

(i)No payment pursuant to any PERA Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States

Treasury Regulations and IRS guidance thereunder) from PERA, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(j)PERA has paid all wages, bonuses, commissions and other benefits and sums due (and all required taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments to its employees and former employees and individuals performing services as independent contractors or consultants, other than accrued amounts representing wages, bonuses, or commission entitlements due for the current pay period or for the reimbursement of legitimate expenses. PERA is in material compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(k)PERA is and has been in compliance with all state and federal labor and employment laws, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, discrimination, harassment, retaliation, immigration control, employee classification, the federal and state WARN Acts, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a PERA Material Adverse Effect. PERA: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of PERA, threatened or reasonably anticipated against PERA relating to any employee, employment agreement, independent contractor, independent contractor agreement or PERA Employee Plan. There are no pending or, to the Knowledge of PERA, threatened or reasonably anticipated claims or actions against PERA or any trustee of PERA under any worker’s compensation policy or long-term disability policy. PERA is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Body with respect to employment practices.

(l)Except as noted on Section 2.14(l) of the PERA Disclosure Schedule, (i) all individuals employed by PERA are employed at-will and PERA has no employment or other agreements that contain any severance, change in control, or termination pay liabilities, and all agreements with independent contractors or consultants may be terminated by PERA without penalty or liability with 30 days or less notice, and (ii) no current or former independent contractor of PERA would reasonably be deemed to be a misclassified employee. Except as set forth on Section 2.14(l) of the PERA Disclosure Schedule, no independent contractor is eligible to participate in any PERA Employee Plan. PERA has no material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee currently or formerly classified as exempt from overtime wages. PERA has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of PERA prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(m)No employee of PERA is covered by an effective or pending collective bargaining agreement or similar labor agreement. There has not been any activity on behalf of any labor organization or employee group to organize any such employees. There is not, and no employee of PERA has threatened, any labor dispute, work stoppage, labor strike or lockout against PERA. There are no (i) unfair labor practice charges or complaints against PERA pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the Knowledge of PERA, no such charges or complaints are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against PERA that arose out of or under any collective bargaining agreement.

(n)There is no Contract or arrangement to which PERA or any PERA Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the Code.

(o)Neither PERA nor any PERA Affiliate is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m).

(p)Except as set forth in Section 2.14(p) of the PERA Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of PERA, (ii) increase or otherwise enhance any benefits otherwise payable by PERA, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by PERA or (v) result in the forgiveness in whole or in part of any outstanding loans made by PERA to any Person.

2.15.Environmental Matters. PERA is in material compliance with all applicable Environmental Laws, which compliance includes the possession by PERA of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorizations that is not a PERA Material Adverse Effect. PERA has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that PERA is not in compliance with any Environmental Law, and, to the Knowledge of PERA, there are no circumstances that may prevent or interfere with PERA’s compliance with any Environmental Law in the future. To the Knowledge of PERA: (i) no current or prior owner of any property leased or controlled by PERA has received any written notice or other communication relating to property owned or leased at any time by PERA, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or PERA is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither it has any material liability under any Environmental Law.

2.16.Insurance.  Section 2.16 of the PERA Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by PERA and relating to the assets, business, operations, employees, officers and directors of PERA (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to GC. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Contemplated Transactions. PERA has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of PERA. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of PERA pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. PERA is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to PERA and are sufficient for compliance with all Legal Requirements and Contracts to which PERA is a party or by which it is bound.

2.17.Legal Proceedings; Orders.

(a)Except as set forth on Section 2.17 of the PERA Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of PERA, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves PERA, or to the Knowledge of PERA, any director or officer of PERA (in his or her capacity as such) or any of the material assets owned or used by PERA; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. Except as set forth on Section 2.17 of the PERA Disclosure Schedule, to the Knowledge of PERA, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)Except as set forth on Section 2.17 of the PERA Disclosure Schedule, there is no order, writ, injunction, judgment or decree to which PERA, or any of the material assets owned or used by PERA, is subject. To the Knowledge of PERA, no officer of PERA is subject to any order, writ, injunction, judgment or decree that prohibits such officer of PERA from engaging in or continuing any conduct, activity or practice relating to the business of PERA or to any material assets owned or used by PERA.

2.18.Inapplicability of Anti-takeover Statutes. PERA has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in NRS 78.140 are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Exchange, this Agreement, or any of the other Contemplated Transactions.

2.19.No Financial Advisor. Except as set forth on Section 2.19 of the PERA Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of PERA.

2.20.Disclosure. No representation or warranty by PERA in this Agreement and no statement contained in the PERA Disclosure Schedule or any certificate or other document furnished or to be furnished to GC pursuant to this Agreement (i) contains any untrue statements of any material fact or (ii) omits to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

2.21.Related Party Transactions. Except as set forth in Section 2.21 of the PERA Disclosure Schedule, since January 1, 2017, there are no obligations of PERA to, or Contracts or arrangements with, current or former Affiliates, officers, directors, members or employees of PERA or their respective Affiliates or family members other than (a) for payment of ordinary course salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of PERA, and (c) benefits due under a PERA Employee Plan and ordinary course fringe benefits listed in Section 2.14(a) of the PERA Disclosure Schedule. Except as set forth in Section 2.21, to PERA’s Knowledge, no officer, director or employee of PERA or PERA Member is directly interested in any PERA Material Contract. Except as set forth in Section 2.21 of the PERA Disclosure Schedule, neither PERA nor any of its Affiliates, directors, officers or employees (x) possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Entity that is a material supplier, contractor lessor, lessee or competitor of PERA or (y) has any claim or cause of action against PERA.

2.22.Bank Accounts; Deposits. Section 2.22 of the PERA Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of PERA at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the PERA Interim Balance Sheet Date and the names of all individuals authorized to draw on or make withdrawals from such accounts.

2.23.Employment Matters.

(a)As of the date hereof, PERA has provided GC with a list of all Persons who are employees and independent contractors of PERA, and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) hire or retention date; and (iv) current annual base compensation rate or contract fee. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of PERA for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of PERA with respect to any compensation, commissions, bonuses or fees.

2.24.Exclusivity of Representations; Reliance.

(a)Except as expressly set forth in this Article 2, neither PERA, the PERA Members, nor any Person on behalf of PERA or the PERA Members has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of PERA or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)PERA acknowledges and agrees that, except for the representations and warranties of GC set forth in Article 3, neither PERA, the PERA Members, nor their Representatives is relying on any other representation or warranty of GC or any other Person made outside of Article 3 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

Article 3

REPRESENTATIONS AND WARRANTIES OF GC

GC represents and warrants to PERA as follows, except as set forth in the written disclosure schedule delivered by GC to PERA (the “GC Disclosure Schedule”) (it being understood that the representations and warranties in this Article 3 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the GC Disclosure Schedule corresponding to the particular section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the GC Disclosure Schedule by reference to another section or subsection of the GC Disclosure Schedule; and (c) any exception or disclosure set forth in any GC SEC Documents (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such GC SEC Documents or other forward-looking statements in such GC SEC Documents)). The inclusion of any information in the GC Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a GC Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1.Subsidiaries; Due Organization; Organizational Documents.

(a)Section 3.1(a) of the GC Disclosure Schedule identifies each Subsidiary of GC (the “GC Subsidiaries”). Neither GC nor any of the GC Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity. GC has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. GC has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)Each of GC and the GC Subsidiaries is a duly formed entity, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, respectively, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all GC Contracts.

(c)Each of GC and the GC Subsidiaries is qualified to do business as a foreign entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute a GC Material Adverse Effect.

(d)GC has delivered or made available to PERA accurate and complete copies of (i) the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for GC and each GC Subsidiary; and (ii) any code of conduct or similar policy adopted by GC or by the GC Board of Directors or any committee thereof. Neither GC nor any GC Subsidiary has taken any action in breach or violation of any of the provisions of its certificate of incorporation, bylaws or other charter or organizational documents nor is in breach or violation of any of the material provisions of their respective certificates of incorporation, bylaws or other charter or organizational documents, except as would not reasonably be expected to have, individually or in the aggregate, a GC Material Adverse Effect.

3.2.Authority.  GC has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The GC Board of Directors has: (i) determined that the Exchange is fair to, and in the best interests of, GC and GC Stockholders; and (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions. This Agreement has been duly executed and delivered by GC and, assuming the due authorization, execution and delivery by PERA, constitutes the legal, valid and binding obligation of GC, enforceable against GC in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3.Non-Contravention; Consents.

(a)The execution and delivery of this Agreement by GC does not, and the performance of this Agreement by GC will not, (i) conflict with or violate the certificate of incorporation or bylaws of GC or any of the GC Subsidiaries; (ii) subject to compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any Legal Requirement applicable to GC or the GC Subsidiaries or by which it or any of their respective properties is bound or affected, except for any such conflicts or violations that would not constitute a GC Material Adverse Effect; or (iii) except as listed on Section 3.3(a) of the GC Disclosure Schedule, require GC or any of the GC Subsidiaries to make any filing with or give any notice to a Person or make any payment, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair GC’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of GC or any of the GC Subsidiaries pursuant to, any GC Material Contract.

(b)No material Consent, order of, or registration, declaration or filing with any Governmental Body is required by or with respect to GC or any of the GC Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

3.4.Capitalization.

(a)The authorized capital stock of GC as of the date of this Agreement consists of: (i) 500,000,000 shares of common stock, par value $0.001 per share (the “GC Common Stock”), of which 260,360,948 shares are issued and outstanding as of the date of this Agreement, and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share, of which 5,000,000 shares are designated Series A Preferred Stock, of which no shares are outstanding as of the date of this Agreement. GC does not hold any shares of its capital stock in treasury. All of the issued and outstanding shares of GC Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable.

(b)Except for the GC 2015 Equity Incentive Plan (the “2015 GC Plan”) and the GC 2015 Stock Plan (the “2015 Stock Plan” and together with the 2015 GC Plan, the “2015 Plans”), GC does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. GC has reserved 2,000,000 shares of GC Common Stock for issuance under each of the 2015 GC Plan and the 2015 Stock Plan. As of the date of this Agreement, of such reserved shares of GC Common Stock: (i) (A) 1,500,000 shares have been issued pursuant to the exercise of outstanding options and options to purchase 500,000 shares have been granted and are currently outstanding, and (B) no shares of GC Common Stock remain available for future issuance pursuant to the 2015 GC Plan; and (ii) (A) no shares have been issued pursuant to the 2015 Stock Plan, and (B) 2,000,000 shares of GC Common Stock remain available for future issuance pursuant to the 2015 Stock Plan.

(c)There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of GC or any of the GC Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of GC or any of the GC Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which GC or any of the GC Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of GC or any of the GC Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights with respect to GC or any of the GC Subsidiaries.

(d)All outstanding shares of GC Capital Stock, as well as all GC Options, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

3.5.SEC Filings; Financial Statements.

(a)GC has made available to PERA accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by GC with the SEC since July 1, 2017 (the “GC SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. All material statements, reports, schedules, forms and other documents required to have been filed by GC with the SEC have been so filed. To the Knowledge of the officers of GC, except as disclosed in the GC Disclosure Schedule, or as would not have a GC Material Adverse Effect, as of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the GC SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the GC SEC Documents contained any untrue statement of a material fact or omitted (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used in this Article 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)The financial statements (including any related notes) contained or incorporated by reference in the GC SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and

(iii) fairly present, in all material respects, the consolidated financial position of GC and the GC Subsidiaries as of the respective dates thereof and the results of operations and cash flows of GC for the periods covered thereby. Other than as expressly disclosed in the GC SEC Documents filed prior to the date hereof, there has been no material change in GC’s accounting methods or principles that would be required to be disclosed in GC’s financial statements in accordance with GAAP. The books of account and other financial records of GC and the GC Subsidiaries are true and complete in all material respects.

(c)To the Knowledge of GC, none of the GC SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the GC SEC Documents. None of the GC Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

3.6.Absence of Changes. Except as set forth in Section 3.6 of the GC Disclosure Schedule, between the date of the latest balance sheet included in the last periodic report on Form 10-Q or Form 10-K of GC filed with the SEC prior to the date of this Agreement and the date of this Agreement, each of GC and the GC Subsidiaries have conducted its business in the Ordinary Course of Business and there has not been any event that has had a GC Material Adverse Effect.

3.7.Title to Assets. Except with respect to material GC IP Rights, which are covered in Section 3.9, and except as set forth in Section 3.7 of the GC Disclosure Schedule, each of GC and the GC Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the GC Audited Balance Sheet; and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of GC or any GC Subsidiary.

3.8.Real Property.

(a)GC or one or more of the GC Subsidiaries has good and marketable fee simple title to the GC Owned Real Estate free and clear of any liens other than the Permitted Encumbrances. Section 3.8(a) of the GC Disclosure Schedule contains a true and complete list by address of the GC Owned Real Estate as of the date hereof.

(b)Section 3.8(b) of the GC Disclosure Schedule contains a true and complete list of the leaseholds created under the real property leases (including any amendments thereof) identified in Section 3.8 of the GC Disclosure Schedule (the “GC Leases”), which are each in full force and effective, with no existing material default thereunder.

(c)The GC Owned Real Estate identified in Section 3.8(a) of the GC Disclosure Schedule and the leaseholds identified in Section 3.8(b) of the GC Disclosure Schedule comprise all of the real property used or intended to be used in, or otherwise related to, the business of GC or any of the GC Subsidiaries.

3.9.Intellectual Property. Except as set forth on Section 3.9 of the GC Disclosure Schedule, to GC’s Knowledge, GC, directly or through any of the GC Subsidiaries, owns, has validly licensed, or has the right to use all GC IP Rights, except for any failure to own, license or have the right to use that would not constitute a GC Material Adverse Effect.

3.10.Material Contracts. GC has delivered or made available to PERA accurate and complete (except for applicable redactions thereto) copies of all GC material contracts (the “GC Material Contracts”), including all amendments thereto. Neither GC nor any of the GC Subsidiaries has, nor to GC’s Knowledge, as of the date of this Agreement has any other party to a GC Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any GC Material Contract in such manner as would permit any other party to cancel or terminate any such GC Material Contract, or would permit any other party to seek damages that constitutes a GC Material Adverse Effect. As of the date of this Agreement, each GC Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.11.Undisclosed Liabilities. As of the date of this Agreement, neither GC nor any GC Subsidiary has any Liability, except for: (a) Liabilities identified as such in the GC Audited Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by GC since the date of the GC Audited Balance Sheet in the Ordinary Course of Business and that are not in excess of $100,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of GC or any GC Subsidiary under GC Contracts, including the reasonably expected performance of such GC Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities described in Section 3.11 of the GC Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

3.12.Compliance; Permits; Restrictions.

(a)GC is, and since July 1, 2017, each of GC and the GC Subsidiaries has been in compliance with all applicable Legal Requirements except for any non-compliance that would not constitute a GC Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of GC, threatened against GC or any GC Subsidiary. There is no Contract, judgment, injunction, order or decree binding upon GC or any GC Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of GC or any GC Subsidiary, any acquisition of material property by GC or any GC Subsidiary or the conduct of business by GC or any GC Subsidiary as currently conducted, (ii) would reasonably be expected to have an adverse effect on GC’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Exchange or any of the Contemplated Transactions.

(b)GC and the GC Subsidiaries hold all Governmental Authorizations that are material to the operation of its business (collectively, the “GC Permits”) as currently conducted.

Section 3.12(b) of the GC Disclosure Schedule identifies each GC Permit. As of the date of this Agreement, each of GC and the GC Subsidiaries are in material compliance with the terms of the GC Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of GC, threatened, which seeks to revoke, limit, suspend, or materially modify any GC Permit. The rights and benefits of each material GC Permit will be available to GC immediately after the Effective Time on terms substantially identical to those enjoyed by GC and the GC Subsidiaries immediately prior to the Effective Time.

(c)GC holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of its business as currently conducted (the “GC Regulatory Permits”) and no such GC Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any materially adverse manner. GC has not received any written notice or other written communication from any Governmental Body regarding any revocation, withdrawal, suspension, cancelation, termination or material modification of any GC Regulatory Permit.

3.13.Tax Matters.

(a)Except as set forth in Section 3.13(a) of the GC Disclosure Schedule, (i) GC and each of the GC Subsidiaries has timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements, (ii) to the Knowledge of GC, all such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements, (iii) neither GC nor any of the GC Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and (iv) no claim has ever been made by an authority in a jurisdiction where GC or any of the GC Subsidiaries do not file Tax Returns that such company is subject to taxation by that jurisdiction.

(b)All material Taxes due and owing by GC or any of the GC Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. Any unpaid Taxes of GC and its Subsidiaries have been reserved for on the GC Audited Balance Sheet in accordance with GAAP. Except as set forth in Section 3.13(b) of the GC Disclosure Schedule, since the date of the GC Audited Balance Sheet, GC has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)GC has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

3.14.Employee and Labor Matters.

(a)GC and each of the GC Subsidiaries: (i) is in material compliance with all applicable laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to their employees, and contingent workers; and (ii) is in material compliance with all applicable laws relating to the relations between it and any labor organization, trade union, work council, or other body representing their employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a GC Material Adverse Effect.

(b)Except as noted on Section 3.14(b) of the GC Disclosure Schedule, all individuals employed by GC and the GC Subsidiaries are employed at-will and GC and its Subsidiaries have no employment or other agreements that contain any severance, change in control, or termination pay liabilities, and all agreements with independent contractors or consultants may be terminated by GC without penalty or liability with 90 days or less notice.

3.15.Environmental Matters. GC and each GC Subsidiary is in material compliance with all applicable Environmental Laws, which compliance includes the possession by GC of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorized that is not a GC Material Adverse Effect. Neither GC nor any of the GC Subsidiaries has received since July 1, 2017, any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that GC or any of the GC Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of GC, there are no circumstances that may prevent or interfere with GC’s compliance with any Environmental Law in the future. To the Knowledge of GC: (i) no current or prior owner of any property leased or controlled by GC or any of the GC Subsidiaries has received since July 1, 2017, any written notice or other communication relating to property owned or leased at any time by GC, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or GC or any of the GC Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither GC nor any of the GC Subsidiaries has any material liability under any Environmental Law.

3.16.Legal Proceedings; Orders. Except as set forth on Section 3.16 of the GC Disclosure Schedule:

(a)There is no pending Legal Proceeding, and, to the Knowledge of GC, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves GC or any of the GC Subsidiary, or to the Knowledge of GC, any director or officer of GC (in his or her capacity as such) or any of the material assets owned or used by GC or any of the GC Subsidiaries; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions, in each case, except for any such Legal Proceedings that would not constitute a GC Material Adverse Effect.

(b)There is no order, writ, injunction, judgment or decree to which GC, or any of the material assets owned or used by GC, is subject. To the Knowledge of GC, no officer of GC is subject to any order, writ, injunction, judgment or decree that prohibits such officer of GC from engaging in or continuing any conduct, activity or practice relating to the business of GC or to any material assets owned or used by GC.

3.17.Inapplicability of Anti-takeover Statutes. The GC Board of Directors have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in NRS 78.140 are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Exchange this Agreement or any of the other Contemplated Transactions.

3.18.No Financial Advisor. Except as set forth on Section 3.18 of the GC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of GC or any of the GC Subsidiaries.

3.19.Disclosure. No representation or warranty by GC in this Agreement and no statement contained in the GC Disclosure Schedule or any certificate or other document furnished or to be furnished to PERA pursuant to this (i) contains any untrue statements of any material fact or (ii) omits to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.20.Valid Issuance. The GC Common Stock to be issued in the Exchange will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and non-assessable.

3.21.Exclusivity of Representations; Reliance.

(a)Except as expressly set forth in this Article 3, neither GC, the GC Subsidiaries, nor any Person on behalf of GC or the GC Subsidiaries has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of GC or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)GC acknowledges and agrees that, except for the representations and warranties of PERA set forth in Article 2, neither GC nor any of its Representatives is relying on any other representation or warranty of PERA or any other Person made outside of Article 2 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

Article 4

CERTAIN COVENANTS OF THE PARTIES

4.1.Access and Investigation. During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereto and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to:

(a)provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries;

(b)provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and

(c)permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer or other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or reasonably appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i)the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of equity and statements of cash flows for such calendar month, which shall be delivered within 30 calendar days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii)any written materials or communications sent by or on behalf of a Party to its owners;

(iv)any material notice, document or other communication sent by or on behalf of a Party to any party to any GC Material Contract or PERA Material Contract, as applicable, or sent to a Party by any party to any GC Material Contract or PERA Material Contract in connection the Contemplated Transactions, as applicable;

(v)any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Exchange or any of the Contemplated Transactions;

(vi)any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii)any material notice, report or other document received by a Party from any Governmental Body.

(d)Notwithstanding the foregoing, (i) any Party may restrict the foregoing access to the extent that such Party reasonably believes any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any of such Party’s properties or information and (ii) neither Party nor its respective Representatives or Subsidiaries shall be required to provide access to or disclose information where such Party reasonably believes access or disclosure would jeopardize the protection of attorney-client privilege.

4.2.Operation of GC’s Business.

(a)Except as set forth in Section 4.2 of the GC Disclosure Schedule, as expressly required or permitted by this Agreement, or as required by applicable Legal Requirements, during the Pre-Closing Period, GC shall: (i) conduct its business and operations in the Ordinary Course of Business; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable, subject to good faith disputes; and (iii) conduct its business and operations in compliance with all applicable Legal Requirements.

(b)Nothing contained in this Agreement is intended to give PERA, directly or indirectly, the right to control or direct GC’s operations during the Pre-Closing Period.

4.3.Operation of PERA’s Business.

(a)Except as set forth in the PERA Disclosure Schedule, as expressly required or permitted by this Agreement or as required by applicable Legal Requirements, during the Pre-Closing Period, PERA shall: (i) conduct its business and operations in the Ordinary Course of Business; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable, subject to good faith disputes; (iii) continue to make regularly scheduled payments on its existing debt when due and payable; and (iv) conduct its business and operations in compliance with all applicable Legal Requirements.

(b)Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in the PERA Disclosure Schedule, as expressly permitted by this Agreement, or as required by applicable Legal Requirements, PERA shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of GC:

(i)(A) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any of the PERA Ownership Interests or (B) repurchase, redeem or otherwise reacquire any of the PERA Ownership Interests or other securities except pursuant to PERA Contracts existing as of the date of this Agreement;

(ii)sell, issue or grant, or authorize the issuance of: (A) any PERA Ownership Interest or other security, (B) any option, warrant or right to acquire any PERA Ownership Interest or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any PERA Ownership Interest or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii)except as required to give effect to anything in contemplation of the Closing, amend the PERA Charter Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)(A) lend money to any Person (except for reasonable advances to employees and consultants for travel and other reasonable business related expenses in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business or as contemplated in Section 9.3(a), (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $20,000;

(vi)(A) adopt, establish or enter into any PERA Employee Plan, (B) cause or permit any PERA Employee Plan to be amended other than as required by Legal Requirement, including in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by GC, (C) enter into any Contract with a labor union or collective bargaining agreement, (D) except as provided in the PERA Disclosure Schedule, pay any bonus or make any profit-sharing or similar payment to (other than in the Ordinary Course of Business), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, or employees, (E) except as provided in the PERA Disclosure Schedule, accelerate the vesting of or entitlement to any payment, award, compensation or benefit with respect to any PERA Associate, (F) except as provided in the PERA Disclosure Schedule, pay or increase the severance or change of control benefits offered to any PERA Associate, or (G) provide or make any Tax-related gross-up payment;

(vii)except as set forth in this Section 4.3(b)(vii), acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(viii)(A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(ix)Enter into, amend or terminate any PERA Contract that, if effective as of the date hereof, would constitute a PERA Material Contract;

(x)initiate or settle any Legal Proceeding;

(xi)adopt any member rights plan or similar arrangement;

(xii)renew, extend or modify the PERA Leases; or

(xiii)agree, resolve or commit to do any of the foregoing.

4.4.Notification of Certain Matters.

(a)During the Pre-Closing Period, GC shall:

(i)promptly notify PERA of (and if in writing, furnish copies of): (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting GC, or to the Knowledge of GC, any director or officer of GC, that is commenced or asserted against, or, to the Knowledge of GC, threatened against, GC or any director or officer of GC; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the GC Disclosure Schedule; and

(ii)promptly notify PERA in writing of (and if in writing, furnish copies of): (A) the discovery by GC of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by GC in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by GC in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any breach of any covenant or obligation of GC in a manner that causes the condition set forth in Section 8.2 not to be satisfied; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in 0, 0, or 0 impossible or materially less likely. No notification given to PERA pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of GC contained in this Agreement or the GC Disclosure Schedule for purposes of Section 8.1.

(b)During the Pre-Closing Period, PERA shall:

(i)promptly notify GC of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting PERA, or to the Knowledge of PERA, any director or officer of PERA, that is commenced or asserted against, or, to the Knowledge of PERA, threatened against, PERA, or any director or officer of PERA; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the PERA Disclosure Schedule; and

(ii)promptly notify GC in writing, of: (i) the discovery by PERA of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by PERA in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by PERA in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of PERA in a manner that causes the condition set forth in Section 7.2 not to be satisfied; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in 0, 0, or 0 impossible or materially less likely. No notification given to GC pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of PERA contained in this Agreement or the PERA Disclosure Schedule for purposes of Section 7.1.

4.5.No Solicitation.

(a)Each Party agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the Representatives retained by it or any of its Subsidiaries to directly or indirectly: (i) solicit, initiate, respond to or take any action knowingly to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iii) furnish any information regarding such Party to any Person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.1);

(v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (an “Acquisition Agreement”); or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party) provided, that, each Party may grant such waiver or release under any confidentiality, standstill or similar agreement to a third party if such Party determines in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably constitute a breach of applicable Legal Requirements.

(b)If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed, on a current basis, in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c)Each Party shall and shall cause its respective Representatives to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its Representatives) in possession of non-public information in respect of such Party or its Subsidiaries that was furnished by or on behalf of such Party or its Subsidiaries to return or destroy (and confirm destruction of) all such information.

Article 5

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1.PERA Member Approval; Pre-Emptive Rights Waiver.

(a)Each PERA Member acknowledges that by signing this Agreement and approving the Exchange no PERA Member is entitled to appraisal rights with respect to its shares in connection with the Exchange and each PERA Member thereby waives any rights to receive payment of the fair value of its PERA Ownership Interest.

(b)The PERA Members agree to approve the Exchange and adopt this Agreement; and in doing so, each of PERA and the PERA Members consent to completely waive any and all of their respective pre-emptive rights, including any rights of first offer, in respect of the Exchange and the Contemplated Transactions (the “Pre-Emptive Rights Waiver”).

(c)PERA’s obligation to enter into this Exchange in accordance with this Section 5.1 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal.

5.2.Regulatory Approvals.

(a)Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all Legal Requirements that may be imposed on such Party with respect to the Contemplated Transactions and, subject to the conditions set forth in 0 hereof, to consummate the Contemplated Transactions, as promptly as practicable. In furtherance and not in limitation of the foregoing, each Party hereto agrees to file or otherwise submit, as soon as practicable after the date of this Agreement, but in no event later than ten (10) Business Days of the date hereof, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

(b)Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all material respects with each other in connection with timely making all required filings and submissions and timely obtaining all related Consents, permits, authorizations or approvals pursuant to Section 5.2(a); and (ii) keep PERA or GC, as applicable, informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, the SEC, the Federal Trade Commission, the Department of Justice or any other Governmental Body relating to the Contemplated Transactions. Subject to applicable Legal Requirements relating to the exchange of information, each Party shall, to the extent practicable, give the other party reasonable advance notice of all material communications with any Governmental Body relating to the Contemplated Transactions and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Contemplated Transactions.

(c)Notwithstanding Sections 5.2(a) through 5.2(b) or any other provision of this Agreement to the contrary, in no event shall either Party be required to agree to (i) divest, license, hold separate or otherwise dispose of, encumber or allow a third party to utilize, any portion of its or their respective businesses, assets or contracts or (ii) take any other action that may be required or requested by any Governmental Body in connection with obtaining the Consents, authorizations, orders or approvals contemplated by this Section 5.2 that, would have an adverse impact, in any material respect, on any of the Parties.

5.3.Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable GC to continue to meet its obligations under this Agreement following the Closing, provided that no Party shall be required to waive any conditions precedent in Articles 6, 7 or 8. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Exchange or any of the other Contemplated

Transactions or for such Contract to remain in full force and effect (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Contemplated Transactions.

5.4.Disclosure. Each Party shall not, and shall not permit any Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party has approved such press release or disclosure in writing; (b) such Party has determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; and (c) such press release or disclosure is consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party).

5.5.Quotation. GC shall use its commercially reasonable efforts to prepare and submit to FINRA a notification form for the Exchange and the GC Common Stock to be issued in the Exchange at least ten (10) days prior to the Closing Date. PERA will cooperate with GC as reasonably requested by GC with respect to the FINRA notification form and promptly furnish to GC all information concerning PERA and PERA Members that may be required or reasonably requested in connection with any action contemplated by this Section 5.5.

5.6.Tax Matters.

(a)GC and PERA shall use their respective commercially reasonable efforts to cause the Exchange to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Exchange from qualifying as a “reorganization” under Section 368(a) of the Code.

(b)This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Exchange as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)All transfer, documentary, sales, use, stamp, and other such Taxes and similar fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the PERA Members when due, and the PERA Members will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, GC will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The PERA Members shall provide GC with (A) evidence reasonably satisfactory to GC that such Transfer Taxes have been paid by the PERA Members or detailed description, in a form reasonably satisfactory to GC, that no such Transfer Taxes have accrued and, provided such Transfer Taxes have been paid (B) a clearance certificate or similar documents which may be required by any Tax authority to relieve GC of any obligation to withhold any portion of the payments to the PERA Members pursuant to this Agreement.

5.7.Legends. GC shall be entitled to place appropriate legends on the book entries evidencing any shares of GC Common Stock to be received in the Exchange by the PERA Members who may be considered “affiliates” of GC for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for GC Common Stock.

5.8.Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

5.9.Accredited Investor Status. PERA has or will deliver to GC all such information necessary to enable GC to confirm that the PERA Members are “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5.10.Section 16 Matters. Prior to the Effective Time, GC shall take all such steps as may be required to cause any acquisitions of GC Common Stock and any options to purchase GC Common Stock resulting from the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GC, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11.Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to applicable to GC, PERA, or the Contemplated Transactions, then each of GC and PERA shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Legal Requirement inapplicable to the foregoing.

5.12.Non-Competition.  As of the date hereof and continuing through the duration of the term of this Agreement and for a period of twenty-four (24) months following the Closing, each PERA Member agrees to not, directly or indirectly, (a) in any manner whatsoever engage in any capacity with any business competitive with PERA’s current lines of business or any business then engaged in by PERA or any of PERA’s Subsidiaries or affiliates, whether for such PERA Member’s own benefit or for the benefit of any Person or entity other than PERA or any Subsidiary or affiliate of PERA; or (b) have any interest as owner, sole proprietor, stockholder, member, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with PERA’s current lines of business or any business then engaged in by PERA, any of PERA’s Subsidiaries or affiliates.

Article 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Exchange and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1.No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Exchange has been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Exchange illegal.

6.2.Quotation. (a) The existing shares of GC Common Stock have been continually quoted on the over-the-counter markets as of and from the date of this Agreement through the Closing Date, and (b) to the extent required by FINRA, the notification form has been approved (subject to official notice of issuance).

6.3.No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Exchange; (b) relating to the Exchange and seeking to obtain from GC or PERA any damages or other relief that may be material to GC or PERA; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of GC; (d) that would materially and adversely affect the right or ability of GC or PERA to own the assets or operate the business of GC or PERA; or (e) seeking to compel PERA, GC or any Subsidiary of GC to dispose of or hold separate any material assets as a result of the Exchange.

Article 7

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF GC

The obligation of GC to affect the Exchange and otherwise consummate the transactions to be consummated at the Closing is subject to the satisfaction or the written waiver by GC, at or prior to the Closing, of each of the following conditions:

7.1.Accuracy of Representations. (a) The representations and warranties of PERA and the PERA Members in Section 2.4 (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of PERA in Article 2 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date).

7.2.Performance of Covenants. Each of the covenants and obligations (including the “Additional Agreements of the Parties” as set forth in Article 5) in this Agreement that PERA and/or the PERA Members are required to comply with or to perform at or prior to the Closing will be and/or have been complied with and performed by PERA and/or the PERA Members or waived by GC.

7.3.No PERA Material Adverse Effect. Since the date of this Agreement, there has not occurred any PERA Material Adverse Effect that is continuing.

7.4.Agreements and other Documents. GC has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a)a certificate executed by the President of PERA confirming that the conditions set forth in Sections 7.1, 7.2, and 7.3 have been duly satisfied;

(b)a certificate executed by a duly authorized officer of PERA certifying that (i) attached thereto is a true and complete copy of the Articles of Organization of PERA, as filed with the Secretary of State of Nevada, (ii) a certificate as to the incumbency of the officers of PERA, and (iii) the consent of the PERA Members authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by PERA hereunder, with such consent including the Pre-Emptive Rights Waiver;

(c)certificates of good standing of PERA in its jurisdiction of organization and the various foreign jurisdictions (as applicable) in which it is qualified to do business;

(d)a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to GC along with written authorization for GC to deliver such notice form to the Internal Revenue Service on behalf of PERA upon the Closing; and

(e)the Transfer Ledger.

Article 8

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PERA

The obligations of PERA to affect the Exchange and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by PERA, at or prior to the Closing, of each of the following conditions:

8.1.Accuracy of Representations. (a) The representations and warranties of GC in Section 3.4(a), Section 3.4(b), and Section 3.4(c) (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing

Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of GC in Article 3 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a GC Material Adverse Effect (provided that all “GC Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of GC in Article 3 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

8.2.Performance of Covenants. Each of the covenants and obligations in this Agreement that GC is required to comply with or to perform at or prior to the Closing have been complied with or performed in all material respects or waived by PERA.

8.3.No GC Material Adverse Effect. Since the date of this Agreement, there has not occurred any GC Material Adverse Effect that is continuing.

8.4.Documents. PERA has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a)true and complete copies of resolutions of the GC Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by GC hereunder;

(b)true and complete copies of certificates of good standing of GC in its jurisdiction of organization and the various foreign jurisdictions in which each is qualified to do business; and

(c)the Registration Rights Agreement, duly executed by GC.

Article 9

TERMINATION

9.1.Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the PERA Members or whether before or after approval of the Exchange by GC’s stockholders, as applicable, unless otherwise specified below):

(a)by mutual written consent duly authorized by GC and PERA;

(b)by either GC or PERA if the Exchange shall not have been consummated by September 30, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to PERA, on the one hand, or to GC, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Exchange to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement;

(c)by either GC or PERA if a court of competent jurisdiction or other Governmental Body has issued a final and non-appealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange;

(d)by GC if PERA or any of its Representatives has willfully and intentionally materially breached the provisions set forth in Section 4.5 of the Agreement;

(e)by PERA, upon a breach of any representation, warranty, covenant or agreement on the part of GC set forth in this Agreement, or if any representation or warranty of GC has become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; provided, however, that if such inaccuracy in GC’s representations and warranties or breach by GC is curable by GC, then this Agreement shall not terminate pursuant to this Section 9.1(e) as a result of such particular breach or inaccuracy unless such breach remains uncured thirty (30) calendar days following the date of written notice from PERA to GC of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(e);

(f)by GC, upon a breach of any representation, warranty, covenant or agreement on the part of PERA set forth in this Agreement, or if any representation or warranty of PERA has become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that if such inaccuracy in PERA’s representations and warranties or breach by PERA is curable by PERA, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy unless such breach remains uncured thirty (30) calendar days following the date of written notice from GC to PERA of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(f); or

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2.Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, Article 10, and Article 11 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its common law fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3.Expenses; Termination Fees.

(a)Notwithstanding anything herein, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by PERA, whether or not the Exchange is consummated; provided that on or after Closing, GC agrees to reimburse the PERA Members their respective pro rata portions of the total amount of fees and expenses paid by PERA pursuant to this Section in the form of GC Common Stock valued at the GC VWAP Stock Price.

(b)If either Party fails to pay when due any amount payable by such Party under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(c)The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of PERA following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either GC or PERA be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 11.10, each of the Parties and their respective Affiliates will not have any liability, will not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other Representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3, are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Article 10

INDEMNIFICATION

10.1.Survival of Representations and Warranties. The representations and warranties of PERA and GC contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10.1 shall survive the Effective Time; provided, however, that: (i) the representations set forth in Section 2.1 (Subsidiaries; Due Organization; Organizational Documents), Section 2.2 (Authority), Section 2.3 (Non-Contravention; Consents), Section 2.4 (Capitalization), Section 2.9 (Intellectual Property) and Section 2.12 (Compliance; Permits; Restrictions) (the “PERA Fundamental Representations”); and (ii) the representations set forth in Section 3.1 (Subsidiaries; Due Organization; Organizational Documents), Section 3.2 (Authority), Section 3.3 (Non-Contravention; Consents), Section 3.4 (Capitalization), and Section 3.12 (Compliance; Permits; Restrictions) (the “GC Fundamental Representations”) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

10.2.Indemnification by PERA Members. Subject to the other terms and conditions hereof, the PERA Members shall indemnify and defend each of GC and its Affiliates (including PERA) and their respective Representatives (collectively, the “GC Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses incurred or sustained by, or imposed upon, the GC Indemnitees based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Fundamental Representations, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date).

10.3.Indemnification by GC. Subject to the other terms and conditions hereof, GC shall indemnify and defend each of the PERA Members and their respective Representatives (collectively, the “PERA Member Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses incurred or sustained by, or imposed upon, the PERA Member Indemnitees based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the GC Fundamental Representations, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date).

10.4.Indemnification Procedures. The Party making a claim under this Article 10 is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article 10 is referred to as the “Indemnifying Party”.

(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any

Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.4(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all losses based upon, arising from or relating to such Third Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party.

(c)Direct Claims. Any action by an Indemnified Party on account of a loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including reasonable access to relevant premises and personnel and the right to examine and copy relevant accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying

Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.5.Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Exchange Consideration for tax purposes, unless otherwise required by Legal Requirements. Any losses payable to GC pursuant to this Article 10 shall be satisfied: (i) by the PERA Members’ forfeiture, on a pro rata basis, of the number of shares of GC Common Stock issued as Exchange Consideration that are equal in value to the losses; and (ii) to the extent the amount of losses exceeds the value of such shares of GC Common Stock, on a pro rata basis from the PERA Members. For the purposes of this Section, the value of a share of GC Common Stock shall be equal to the GC VWAP Stock Price.

Article 11

MISCELLANEOUS PROVISIONS

11.1.Non-Survival of Representations and Warranties. The representations and warranties of PERA and GC contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and Section 10.1 and this Section 11.1 shall survive the Effective Time.

11.2.Amendment. This Agreement may be amended with the approval of the respective Parties hereto at any time; provided, however, that after any such adoption and approval of this Agreement by a Party, no amendment shall be made, which by applicable Legal Requirement requires further approval of the owners of such Party, without the further approval of such owners. This Agreement may not be amended except by an instrument in writing signed on behalf of each of PERA and GC.

11.3.Waiver.

(a)No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4.Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5.Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Nevada; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Nevada; and (c) each of the Parties irrevocably waives the right to trial by jury.

11.6.Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

11.7.Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of each other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without each other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.8.Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, electronic mail, or by facsimile to the address, electronic mail address, or facsimile telephone number set forth beneath the name of such Party below (or to such other address, electronic mail address, or facsimile telephone number as such Party has specified in a written notice given to the other parties hereto):

if to GC:

2485 Village View Drive, Suite 180,

Henderson, NV 89074

Telephone No.: (702) 830-7919

Attention: Terry Kennedy

E-Mail: tk@appreciationfinancial.com

with a copy to (which shall not constitute notice):

Seyfarth Shaw LLP

700 Milam Street, Suite 1400

Houston, Texas 77002

Telephone No.: (713) 238-1887

Facsimile No.: (713) 225-2340

Attention:Mark Coffin

E-Mail:mcoffin@seyfarth.com

if to PERA:

PERA LLC

2200 Paseo Verde Drive Parkway, Suite 290

Henderson, NV 89052

Telephone No.: (702) 469-1198

Attention: Eric Tarno

E-mail: eric@peraadvisors.com

11.9.Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10.Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

11.11.Construction.

(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

GROW CAPITAL, INC., a Nevada corporation

By:   /s/ James Olson
Name: James Olson
Title: Chairman

PERA LLC, a Nevada limited liability company

By:  /s/ Eric Tarno

Name: Eric Tarno
Title: President

PERA MEMBERS:

AMBIGUOUS HOLDINGS, LLC, a Louisiana limited liability company

By:  /s/ Joel Bonnette
Name:  Joel Bonnette
Title: Manager

NATIONAL CAPITAL WEALTH GROUP, a Nevada corporation

By:   /s/ Robert Armijo
Name:  Robert Armijo
Title: Manager

[Signature Page to Exchange Agreement]

AYG, LLC, a Nevada limited liability company

By: Journey Home 4 Teens, LLC, its manager

By:  /s/ Terry Kennedy
Name: Terry Kennedy
Title: Manager

SOLARIS CAPITAL, LLC, Utah limited liability company

By:  /s/ Matthew Lovelady
Name:  Matthew Lovelady
Title: Manager

RACING 123, LLC, a Nevada limited liability company

By:   /s/ Terry Kennedy
Name:  Terry Kennedy
Title: Manager

KING SHIP, LLC, a Nevada limited liability company

By:  /s/ Terry Kennedy
Name:  Terry Kennedy
Title: Manager

[Signature Page to Exchange Agreement]

ZEAKE, LLC, a Nevada limited liability company

By: Sway-Line, LLC, a Utah limited liability company

By:  /s/ Jonathan Bonnette
Name:  Jonathan Bonnette
Title: Manager

VIRTUAL MARKETING ASSOCIATES, LLC, a Nevada limited liability company

By:  /s/ Terry Kennedy
Name:  Terry Kennedy
Title: Manager

J AND J SOLUTIONS LLC, a Utah limited liability company

By:  /s/ Jason Brown
Name:  Jason Brown
Title: Manager

By:   /s/ Eric Tarno
Name:  Eric Tarno

By:   /s/ Christopher Murphy
Name:  Christopher Murphy

By:  /s/ Dennis Cunningham
Name:  Dennis Cunningham

[Signature Page to Exchange Agreement]

MEMBERS’ REPRESENTATIVE:

By:  /s/ Eric Tarno
Name:  Eric Tarno

[Signature Page to Exchange Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2015 GC Plan” has the meaning set forth in Section 3.4(b).

“2015 Plans” has the meaning set forth in Section 3.4(b).

“2015 Stock Plan” has the meaning set forth in Section 3.4(b).

“Acquisition Agreement” has the meaning set forth in Section 4.5(a).

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by PERA, on the one hand, or GC, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of PERA or any of its Affiliates, on the one hand, or by or on behalf of GC or any of its Affiliates, on the other hand, to the other Party) made by a third party contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries.

(b)any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole (other than any lease, exchange, transfer, license, disposition, partnership, or collaboration involving less than substantially all of the assets of a Party pursuant to a collaboration agreement, partnership agreement or similar arrangement); or

(c)any tender offer or exchange offer, that if consummated would result in any Person beneficially owning 20% or more of the outstanding equity securities of a Party or any of its Subsidiaries.

1

“Actual Revenue” means with respect to any Earn-Out Period, the actual revenue of PERA determined in accordance with Exhibit B and Section 1.10(c).

“Affiliates” has the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” has the meaning set forth in the Preamble as it may be amended from time to time.

“Annual PERA Financials” has the meaning set forth in Section 2.5.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Exchange and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Direct Claim” has the meaning set forth in Section 10.3(c).

“Earn-Out Event” has the meaning set forth in Section 1.10(a).

“Earn-Out Payment” has the meaning set forth in Section 1.10(a).

“Earn-Out Period” means any of the First Earn-Out Period, the Second Earn-Out Period or the Third Earn-Out Period.

“Earn-Out Shares” means any of the First Earn-Out Shares, the Second Earn-Out Shares and the Third Earn-Out Shares, or all of them, as the context requires.

“Earn-Out Shortfall” has the meaning set forth in Section 1.10(b).

“Earn-Out Statement” has the meaning set forth in Section 1.10(c)(i).

2

“Effect” means any effect, change, event, circumstance, or development.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Consideration” has the meaning set forth in Section 1.4(a)(ii).

“Exchange Ratio” means, subject to Section 1.4(d), the following ratio (calculated to four decimals): the quotient obtained by dividing (a) the Exchange Shares by (b) the total number of shares of PERA Ownership Interests outstanding immediately prior to the Effective Time.

“Exchange Shares” means, subject to Section 1.4(d), the following: the number of shares of GC Common Stock obtained by dividing (a) $10,000,000 by (b) the GC VWAP Stock Price.

“Exchange Shares Calculation Date” means July 30, 2020, which is the date that the most recent reverse stock split of GC Common Stock became effective on the Trading Market on which the GC Common Stock was then listed or quoted.

“FINRA” means the Financial Industry Regulatory Authority.

“First Earn-Out Exchange Amount” means, subject to Section 1.10(d), the following ratio: the quotient obtained by dividing (a) $1,700,000 by (b) the GC VWAP Stock Price.

3

“First Earn-Out Period” means the period beginning on the First Earn-Out Period Commencement Date and ending on the First Earn-Out Period End Date.

“First Earn-Out Period Commencement Date” means the day after the Closing Date, assuming that such date is the first day of a calendar month. If such date is not the first day of a calendar month, then the First Earn-Out Commencement Date will be the first day of the calendar month immediately following the Closing Date.

“First Earn-Out Period End Date” means the last day of the twelfth calendar month following the First Earn-Out Period Commencement Date.

“First Earn-Out Shares” has the meaning set forth in Section 1.10(a)(i).

“GAAP” has the meaning set forth in Section 2.5.

“GC” has the meaning set forth in the Preamble.

“GC Audited Balance Sheet” shall mean the audited consolidated balance sheet of GC and its consolidated Subsidiaries as of June 30, 2019, provided to PERA prior to the date of this Agreement.

“GC Board of Directors” means the board of directors of GC.

“GC Capital Stock” means GC Common Stock and GC preferred stock.

“GC Common Stock” has the meaning set forth in Section 3.4(a).

“GC Contract” means any Contract: (a) to which GC or any of the GC Subsidiaries is a Party; or (b) by which GC or any of the GC Subsidiaries or any GC IP Rights or any other asset of GC or the GC Subsidiaries is bound or under which GC or any of the GC Subsidiaries has any obligation.

“GC Disclosure Schedule” has the meaning set forth in Article 3.

“GC Fundamental Representations” has the meaning set forth in Section 10.1.

“GC Indemnitees” has the meaning set forth in Section 10.2.

“GC IP Rights” means all Intellectual Property owned, licensed or controlled by GC that is necessary or used in the business of GC as presently conducted or as presently proposed to be conducted.

“GC Leases” has the meaning set forth in Section 3.8.

“GC Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the GC Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial

4

performance of GC and the GC Subsidiaries taken as a whole; or (b) the ability of GC to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a GC Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by GC relating to the GC IP Rights; (ii) any change in the cash position of GC which results from operations in the Ordinary Course of Business; (iii) conditions generally affecting the industries in which GC and its Subsidiaries participate or the United States or global economy or capital markets as a whole; (iv) any failure of GC or any of the GC Subsidiaries to meet internal projections or forecast, third-party revenue or earnings predictions or any change in the price or trading volume of GC Common Stock (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a GC Material Adverse Effect and may be taken into account in determining whether a GC Material Adverse Effect has occurred); (v) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Exchange; (vi) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (vii) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“GC Material Contracts” has the meaning set forth in Section 3.10.

“GC Options” means options to purchase shares of GC Common Stock issued or granted by GC.

“GC Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by GC or any of the GC Subsidiaries.

“GC Permits” has the meaning set forth in Section 3.12(b).

“GC Regulatory Permits” has the meaning set forth in Section 3.12(c).

“GC SEC Documents” shall have the meaning set forth in Section 3.5(a).

“GC Stockholder” means each holder of GC Capital Stock as determined immediately prior to the Effective Time, and “GC Stockholders” means all GC Stockholders.

“GC Subsidiaries” has the meaning set forth in Section 3.1(a).

“GC VWAP” means, for any date, if the GC Common Stock is then listed or quoted on a Trading Market (as defined below), the volume weighted average price per share of the GC Common Stock (calculated to five decimals) for such date on the Trading Market on which the GC Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)) from 9:30 a.m. (New York City time) on the Trading Day that is ten (10) Trading Days preceding such date, up through and as of 4:00 p.m. (New York  City time) on the last Trading Day immediately preceding such date.

5

“GC VWAP Stock Price” means (a) with respect to the calculation of the Exchange Shares, the GC VWAP calculated as of the Exchange Shares Calculation Date; (b) with respect to the calculation of (i) the First Earn-Out Exchange Amount, the GC VWAP calculated as of the First Earn-Out Period End Date; (ii) the Second Earn-Out Exchange Amount, the GC VWAP calculated as of the last day of the Second Earn-Out Period; and (iii) the Third Earn-Out Exchange Amount, the GC VWAP calculated as of the last day of the Third Earn-Out Period; and (c) with respect to any other payment calculations referred to in this Agreement, the GC VWAP calculated as of the date of each such payment.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including FINRA).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Insurance Policies” has the meaning set forth in Section 2.16.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“Interim PERA Financials” has the meaning set forth in Section 2.5.

“IRS” means the United States Internal Revenue Service.

6

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer, stockholder, member, or director of such Person as of the date such Knowledge is imputed has Knowledge of such fact or other matter.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of FINRA), including fiduciary duties required to be complied with under such laws, statutes, constitutions, principles of common law, resolutions, ordinances, codes, edicts, decrees, rules, regulations, rulings or requirements, as the context requires.

“Liability” has the meaning set forth in Section 2.11.

“Members’ Representative” shall mean Eric Tarno.

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Neutral Accountant” means an independent third party accountant of national reputation reasonably acceptable to Members’ Representative and GC, which has not been engaged by the Parties or their Affiliates during the preceding eighteen (18) months.

“Notice of Earn-Out Disagreement” has the meaning set forth in Section 1.10(c)(ii).

“NRS” means the Nevada Revised Statutes.

“Ordinary Course of Business” means, in the case of each of PERA and GC and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and for periods following the date of this Agreement consistent with its operating plans delivered to the other Party pursuant to Section 4.1(c)(ii); provided, however, that during the Pre-Closing Period, (a) the Ordinary Course of Business of each Party shall also include any actions expressly required or permitted by this Agreement, including the Contemplated Transactions, and (b) the Ordinary Course of Business for PERA shall also include (i) actions

7

undertaken in connection with preparing to become a SEC reporting company listed on the over-the-counter markets and (ii) actions required to engage with one or more third parties regarding a potential lease, exchange, transfer, license, disposition, partnership, or collaboration involving less than substantially all of the assets of PERA or pursuant to a collaboration agreement, partnership agreement or similar arrangement.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Party” or “Parties” means PERA, the PERA Members, and GC.

“PERA” has the meaning set forth in the Preamble.

“PERA Affiliate” means any Person that is (or at any relevant time was) under common control with PERA within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“PERA Associate” means any current or former employee, independent contractor, officer or director of PERA or any PERA Affiliate.

“PERA Balance Sheet” has the meaning set forth in Section 2.5.

“PERA Balance Sheet Date” has the meaning set forth in Section 2.5.

“PERA Charter Documents” has the meaning set forth in Section 2.1(e).

“PERA Contract” means any Contract: (a) to which PERA is a Party; or (b) by which PERA or any PERA IP Rights or any other asset of PERA or its Subsidiaries is bound or under which PERA has any obligation.

“PERA Disclosure Schedule” has the meaning set forth in Article 2.

“PERA Employee Plan” has the meaning set forth in Section 2.14(a).

“PERA Financials” has the meaning set forth in Section 2.5.

“PERA Fundamental Representations” has the meaning set forth in Section 10.1.

“PERA Interim Balance Sheet” has the meaning set forth in Section 2.5.

“PERA Interim Balance Sheet Date” has the meaning set forth in Section 2.5.

“PERA IP Rights” means all Intellectual Property owned, licensed or controlled by PERA that is necessary or used in the business of PERA and its Subsidiaries as presently conducted or as presently proposed to be conducted.

“PERA IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any PERA IP Rights.

“PERA Leases” has the meaning set forth in Section 2.8.

8

“PERA Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the PERA Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of PERA and its Subsidiaries taken as a whole, including without limitation, (i) PERA’s President as of the date hereof is no longer serving in such capacity, (ii) the commencement of a Legal Proceeding regarding a felony criminal act by a Governmental Body against PERA and/or any of its officers or directors, or (iii) any conviction of a felony criminal act against PERA and/or any of its officers or directors; or (b) the ability of PERA to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute a PERA Material Adverse Effect: (i) conditions generally affecting the industries in which PERA and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on PERA and its Subsidiaries taken as a whole; (ii) any failure by PERA to meet internal projections or forecasts on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or forecasts may constitute a PERA Material Adverse Effect and may be taken into account in determining whether a PERA Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Exchange; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“PERA Material Contract” has the meaning set forth in Section 2.10(a).

“PERA Member” and “PERA Members” has the meaning set forth in the Preamble.

“PERA Member Indemnitees” has the meaning set forth in Section 10.3.

“PERA Ownership Interests” has the meaning set forth in the Recitals.

“PERA Permits” has the meaning set forth in Section 2.12(b).

“Permitted Encumbrance” means: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the PERA Balance Sheet or the GC Audited Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the PERA or GC, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by law; (e) non-exclusive licenses of Intellectual Property granted by PERA or GC, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property subject thereto; and

9

(f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Pre-Emptive Rights Waiver” has the meaning set forth in Section 5.1(b).

“Registration Rights Agreement” means that certain Registration Rights Agreement, in the form attached hereto as Exhibit C.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“SEC” means the United States Securities and Exchange Commission.

“Second Earn-Out Exchange Amount” means, subject to Section 1.10(d), the following ratio: the quotient obtained by dividing (a) $1,650,000 by (b) the GC VWAP Stock Price.

“Second Earn-Out Period” means the period beginning on the first day following the First Earn-Out Period End Date and ending on the last day of the twelfth calendar month following the First Earn-Out Period End Date.

“Second Earn-Out Shares” has the meaning set forth in Section 1.10(a)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means an Entity of which another Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Target Revenue” has the meaning set forth in Exhibit B.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the

10

administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Earn-Out Exchange Amount” means, subject to Section 1.10(d), the following ratio: the quotient obtained by dividing (a) $1,650,000 by (b) the GC VWAP Stock Price.

“Third Earn-Out Period” means the period commencing on the first day following end of the Second Earn-Out Period and ending on the last day of the twenty-fourth calendar month following the First Earn-Out Period End Date.

“Third Earn-Out Shares” has the meaning set forth in Section 1.10(a)(iii).

"Third Party Claim" has the meaning set forth in Section 10.3(a).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the OTC Markets Group, Inc. OTCQB tier on which the GC Common Stock is listed or quoted for trading on the date in question or any other national securities exchange, market or trading or quotation facility on which the GC Common Stock is then listed or quoted for trading on the date in question.

“Transfer Ledger” shall have the meaning set forth in Section 1.9.

“Transfer Taxes” shall have the meaning set forth in Section 5.6(c).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN” means the federal and state Worker Adjustment Notification and Retraining Acts.

11

EXHIBIT B

TARGET REVENUE

The Target Revenue of PERA shall be defined as follows for each of the periods set forth below:

First Earn-Out Period	Second Earn-Out Period	Third Earn-Out Period
$10,000,000	$15,000,000	$20,000,000

where, “Target Revenue” shall mean the actual gross revenues of PERA from the sale of PERA’s services and products, as the case may be, calculated on a stand-alone basis.  For purposes of calculating the Earn-Out, Revenue will be calculated in accordance with GAAP, plus (or minus) any adjustments that are consistent with adjustments that an independent and nationally recognized accounting firm would reasonably be expected to make in the course of preparing a “quality of earnings analysis” for a potential arm's length purchaser of PERA.  It is the express intention of the Parties that Revenue shall be calculated in a manner to fairly reflect the true economic return of PERA as an incremental and separate part of GC.

B-1

EXHIBIT C

FORM OF
REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

LEDGER A